EXHIBIT 2.4

FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT AGREEMENT (the “Amendment Agreement”) is entered into on September 13, 2021 by and among:

(A)    Grupo Televisa, S.A.B. (“Televisa”), a publicly traded corporation duly organized and validly existing under the laws of the United Mexican States (“Mexico”);

(B)    Promo-Industrias Metropolitanas, S.A. de C.V. (“Minority Shareholder”, and, collectively with Televisa, the “Sellers”), a corporation duly organized and validly existing under the laws of Mexico, which is an Affiliate of Televisa;

(C)    Ticketmaster New Ventures, S. de R.L. de C.V. (“Primary Purchaser”), a company duly organized and validly existing under the laws of Mexico;

(D)    Ticketmaster New Ventures Holdings, Inc. (“Minority Purchaser”, and collectively with Primary Purchaser, the “Purchasers”), a corporation organized under the laws of the state of Delaware, United States of America, which is an Affiliate of Primary Purchaser;

(E)    Live Nation Entertainment, Inc. (the “Joint Obligor”), as joint obligor of Purchasers pursuant to the Stock Purchase Agreement (as defined below); and

(F)    OCESA Entretenimiento, S.A. de C.V. (“OCEN” and, together with the Sellers, the Purchasers, and the Joint Obligor, the “Parties”), a corporation duly organized and validly existing under the laws of Mexico.

The Parties agree and acknowledge that capitalized terms not otherwise defined in this Amendment Agreement shall have the same meanings specified in the Stock Purchase Agreement.

RECITALS

WHEREAS, on July 24, 2019 the Parties entered into a stock purchase agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which the Sellers agreed to sell, transfer and assign to the Purchasers, and the Purchasers agreed to purchase and assume from the Sellers, the Shares and pay the Purchase Price.

WHEREAS, on July 24, 2019 the Primary Purchaser, Joint Obligor, OCEN and Corporación Interamericana de Entretenimiento, S.A.B. de C.V. (“CIE”) entered into a stock purchase and subscription agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “CIE SPA”), pursuant to which CIE agreed to sell, transfer and assign to the Primary Purchaser, and the Primary Purchaser agreed to purchase and assume from CIE, certain shares representing OCEN’s capital stock.

WHEREAS, on July 24, 2019 the Parties entered into a Coordination Agreement (the “Coordination Agreement”) to agree, among other matters, on certain procedures related to the simultaneous closing of the Stock Purchase Agreement and the CIE SPA.

WHEREAS, concurrently with the execution of this Amendment Agreement (i) Primary Purchaser, Joint Obligor, OCEN and CIE are entering into an amendment agreement to the CIE SPA, which is subject to certain conditions precedent set forth therein (the “CIE SPA Amendment”), and (ii) the Sellers, the Purchasers, CIE and OCEN are entering into an amendment to the Coordination Agreement.

WHEREAS, subject to the terms and conditions set forth herein, including the conditions set forth in Clause Twelfth below, the Parties desire to enter into this Amendment Agreement to (i) amend the terms set forth in the Stock Purchase Agreement and proceed with the purchase and sale of the Shares as provided in this Amendment Agreement, and (ii) set forth the terms under which the Parties will abandon, withdraw and/or dismiss the Proceedings.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and the intent of the parties to be legally bound, the Parties hereto agree as follows:

REPRESENTATIONS AND WARRANTIES

I.Each Seller jointly and severally represents and warrants to Purchasers as of the date hereto and as of the Closing as follows:

(a)Organization. Each Seller is a corporation duly organized and validly existing under the laws of Mexico.

(b)Authorization. Such Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Amendment Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Amendment Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, the consummation by such Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Amendment Agreement and all other instruments and agreements to be executed and delivered by such Seller as contemplated hereby and thereby will be, duly executed and delivered by such Seller. Assuming that this Amendment Agreement constitutes legal, valid and binding obligations of each other party hereto, this Amendment Agreement constitutes legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms and conditions (including and subject to the conditions set forth in Clause Twelfth below), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(c)OCEN Financial Statements; OCEN Undisclosed Liabilities. Annex “A” hereof contains the following financial information of the Target Companies as identified in the first page of such Annex:

(i)audited financial statements, which include the report of the independent auditors, the consolidated and / or unconsolidated statement of financial position as of December 31, 2020, and the consolidated and/or unconsolidated statements of income, stockholders’ equity and cash flows for the twelve (12) months then ended, as well as the explanatory notes to the financial statements that include a summary of significant accounting policies (collectively, the “2020 OCEN Financial Statements”). To the Knowledge of the Sellers, the 2020 OCEN Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of December 31, 2020 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF.

(ii)Internal financial statements, which include the consolidated and / or unconsolidated statement of financial position as of June 30, 2021 (collectively, the “2021 OCEN Financial Statements”). To the Knowledge of the Sellers, the 2021 OCEN Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of June 30, 2021 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF.

II.Each of the Purchasers and the Joint Obligor hereby represent and warrant, as of the date hereof and as of the Closing, to the Sellers as follows:

(a)Organization. Each of Purchasers and Joint Obligor is validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization.

(b)Authorization. Each Purchaser and the Joint Obligor has the requisite power and authority and has taken all action necessary to execute and deliver this Amendment Agreement and all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Purchaser and Joint Obligor of this Amendment Agreement and all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby, the consummation by such Purchaser and Joint Obligor of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Amendment Agreement and all other instruments and agreements to be executed and delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby will be, duly executed and delivered by such Purchaser and Joint Obligor. Assuming that all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of such Purchaser and Joint Obligor enforceable against such Purchaser and Joint Obligor in accordance with their terms and conditions (including and subject to the conditions set forth in Clause Twelfth below), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

CLAUSES

Subject to the conditions set forth in Clause Twelfth, the Parties agree as follows:

FIRST. Amendment to Section 1.1. The Parties hereby agree to amend Section 1.1 of the Stock Purchase Agreement, by adding or amending and restating (as applicable) the following definitions:

“Allocable Purchasers Sale Percentage” means, with respect to each Target Business Unit, the amount set forth on Schedule 1.1(b), representing the percentage of such Target Company’s outstanding equity securities beneficially owned, directly or indirectly, by Seller (with the minor exceptions noted in Schedule 1.1(b)).

“Closing Payment” has the meaning ascribed to such term in Section 2.2(a).

“Holdback Gains” means, as measured as of the last day of each completed calendar month following the Closing, the Allocable Purchasers Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital from such most recently completed calendar month is greater than the Post-Closing Net Working Capital from the prior completed calendar month, excluding any cash funded into or distributed out of the Target Business Units during the most recently completed calendar month.

“Holdback Losses” means, as measured as of the last day of each completed calendar month following the Closing, the Allocable Purchasers Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital from such most recently completed calendar month is less than the Post-Closing Net Working Capital from the prior completed calendar month, excluding any cash funded into or distributed out of the Target Business Units during the most recently completed calendar month. Attached as Schedule 1.1(c-1) is an example of a hypothetical calculation of Holdback Losses for the months of January, February and March of 2021 assuming that Closing had taken place on December 31, 2020.

“Holdback Period” means the period of time to be the earlier of: (i) until the Target Companies attain 3 (three) consecutive calendar months with Paid Attendance and Revenues equal to at least 75% (seventy five percent) of the 2019 levels for the corresponding months as set forth in Schedule 1.1(c-2); or (ii) the first anniversary of the Closing Date (only to the extent that the Target Business Units had Holdback Gains during the two immediately previous completed calendar months); provided, that if the Target Business Units did not have Holdback Gains during the two immediately preceding calendar months, the Holdback Period will continue in full force and effect and will not conclude in accordance with this clause (ii) until the Target Business Units have had two consecutive calendar months with Holdback Gains.

“Paid Attendance” means the number of paid attendees present at events presented or promoted by any of the entities comprised within the Core Mexico Business Unit and Core Colombia Business Unit, calculated in a manner consistent with such Target Companies’ historical business practices.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Health Ministry (Secretaría de Salud) of Mexico, and the World Health Organization.

“Post-Closing Net Working Capital” means (i) the sum of the Total Current Assets of the Target Business Units, less (ii) the sum of the Total Current Liabilities of the Target Business Units. For the avoidance of doubt, Post-Closing Net Working Capital will be calculated separately for each of the Target Business Units as of 11:59 P.M. on the last day of each completed calendar month following the Closing Date. The impact of any dividends paid to, or contributions from, OCEN’s shareholders or of any business acquisitions or capital expenditures (but excluding, for the avoidance of doubt, maintenance capital expenditures or re-start costs attributable to the unwinding of the Pandemic Measures) funded during the Holdback Period shall, in each case be disregarded for purposes of calculating the Post-Closing Net Working Capital of the Target Business Units and shall not be considered for determining the Total Current Assets or Total Current Liabilities of the Target Business Units. Post-Closing Net Working Capital shall be calculated pursuant to the guidelines and sample calculations contained in Schedule 1.1(d) hereto.

“Proceedings” means any and all arbitration and/or litigation proceedings, disputes, controversies or claims arising out, related to or in connection with the Stock Purchase Agreement.

“Revenues” means the revenues of the Target Companies, on a consolidated basis, calculated in accordance with NIF.

“Target Business Unit” means each of the following groups of Target Companies:

(a)Ticketmaster Business Unit is comprised of (i) Venta de Boletos por Computadora, S.A. de C.V., and (ii) Servicios Especializados para la Venta Automatizada de Boletos, S.A. de C.V.

(b)ETK Business Unit is comprised of ETK Boletos, S.A. de C.V.

(c)Core Colombia Business Unit is comprised of (i) OCESA Colombia, S.A.S., (ii) Compañía de Entretenimiento Colombia, S.A.S., (iii) Promotora Colombia, S.A.S., and (iv) Ticket Colombia, S.A.S.

(d)STK Business Unit is comprised of (i) Promotodo Mexico, S.A. de C.V., (ii) Seitrack International Inc., (iii) Clear Entertainment Corp., and (iv) Seitrack USA, LLC.

(e)BNN Business Unit is comprised of (i) Sputnik Digital, S.A.P.I. de C.V., and (ii) Enterteinvestments, S.A. DE C.V.

(f)Core Mexico Business Unit is comprised of OCESA Entretenimiento, S.A. de C.V. and its Subsidiaries as of this date (on a consolidated basis), but excluding (i) Ticketmaster Business Unit, (ii) ETK Business Unit, (iii) Core Colombia Business Unit, (iv) STK Business Unit, and (v) BNN Business Unit.

Likewise, the Parties hereby agree to:

(i)substitute Schedule 1.1(b) of the Stock Purchase Agreement with the Schedule 1.1(b) attached hereto as Annex “B”;

(ii)add Annex “C” here to as Schedule 1.1(c-1) and 1.1(c-2) of the Stock Purchase Agreement; and

(iii)add Annex “D” here to as Schedule 1.1(d) of the Stock Purchase Agreement.

SECOND. Amendments to Section 2.2. The Parties hereby agree to amend Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Stock Purchase Agreement, which shall read as follows:

“(a)    On the terms and subject to the conditions of this Agreement, Sellers agree to sell to Purchasers, and Purchasers agree to purchase from Sellers, the Shares, free and clear of any Liens, for a purchase price of Ps$5,206,000,000.00 (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Section 2.3 and will be paid by Purchasers as follows:

(i)At Closing, an amount of Ps$4,841,580,000.00 (the “Closing Payment”), which will be paid in cash, through wire transfer of immediately available funds to an account designated by each of the Sellers in writing to Purchasers at least three (3) Business Days prior to the Closing; and

(ii)The remaining Ps$364,420,000.00 of the Purchase Price (the “Holdback Amount”) will be retained by Purchasers until the expiration of the Holdback Period and used to fund, in cash, its pro rata share of the Holdback Losses pursuant to the following:

No later than ten (10) Business Days following the end of each calendar month after the Closing Date, OCEN shall prepare and deliver to the Primary Parties a statement of the Holdback Losses or Holdback Gains (as applicable) during such immediately previous month prepared in accordance with the methodology described in Schedule 2.2(a) (a “Holdback Statement”).

In the event that none of the Primary Parties object in writing to the calculations set forth in any Holdback Statement within ten (10) Business Days following the Primary Parties’ receipt of the relevant statement, such Holdback Statement shall be deemed final and binding. The Parties agree to resolve any objections related to, or in connection with, the Holdback Statements using the procedures set forth in Section 2.3 hereof, mutatis mutandis.

Further, the Parties agree that the Purchasers shall be entitled to deduct any Holdback Losses determined to be final in accordance with this Section 2.2 against the Holdback Amount and that any Holdback Gains determined to be final in accordance with this Section 2.2 shall be added to the Holdback Amount; provided, for the avoidance of doubt, that in no event shall the balance of the Holdback Amount exceed Ps$364,420,000.00.

Any unused portion of the Holdback Amount will be released to the Sellers within the thirty (30) days following the conclusion of the Holdback Period and delivered in Pesos, through electronic transfer of immediately available funds, to the bank accounts designated in writing by Sellers from time to time.

Purchasers acknowledge that Sellers shall have no liability whatsoever for any Holdback Losses in excess of the Holdback Amount.

“(b)    At least ten (10) Business Days prior to the Closing Date, OCEN shall deliver to Sellers a statement in Pesos (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate (in the understanding that exclusively for purposes of this good faith estimate, OCEN shall base its calculations for the Closing Funded Indebtedness and the Closing Working Capital, on the financial statements as of the most recently completed calendar month prior to the date on which the Estimated Closing Statement is delivered and not as of 11:59 P.M. of the Business Day immediately prior to the Closing Date) of (i) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”); (ii) the Closing Working Capital (the “Estimated Working Capital”); and (iii) the amount (which may be expressed as a positive or negative number), if any, by which the Estimated Working Capital exceeds the Target Net Working Capital Amount (such amount, the “Estimated Working Capital Adjustment”). The Estimated Closing Statement and each of the elements thereof shall be prepared in accordance with the Accounting Principles. At least five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchasers an Estimated Closing Statement which upon delivery, will be deemed the definitive Estimated Closing Statement for purposes this Article II. In the event Purchasers shall object to the Estimated Closing Statement, Purchasers shall notify Primary Seller of such objections, and Televisa, OCEN and Purchasers shall cooperate in good faith to resolve Purchasers’ objections as soon as practicable prior to the Closing Date; provided, that, if Purchasers and Sellers are not able to reach a mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Sellers to Purchaser shall be binding for purposes of this Section 2.2, but not, for the avoidance of doubt, for purposes of Section 2.3 of this Agreement.

“(c)    At the Closing:

(i)To the extent that the Estimated Closing Statement includes any Estimated Closing Funded Indebtedness, Sellers shall deliver to OCEN, in cash, the Allocable Purchasers Sale Percentage of the Estimated Closing Funded Indebtedness, in accordance with Section 5, item “h” of the Coordination Agreement;

(ii)To the extent that the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a negative number), Sellers shall deliver to OCEN, in cash, the Allocable Purchasers Sale Percentage of the Estimated Working Capital Adjustment, in accordance with Section 5, item “a” of the Coordination Agreement;

(iii)To the extent that the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a positive number), Purchasers shall deliver to Sellers, in cash, the Allocable Purchasers Sale Percentage of the Estimated Working Capital Adjustment (with any such payments required to be made at Closing pursuant to this paragraph (iii) and paragraph (i) or (ii) above referred to as the “Closing Adjustments”); and

(iv)Purchasers shall pay or cause to be paid to Sellers, in cash, the Closing Payment.

provided; that (x) if the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a negative number), any amounts paid by the Sellers to OCEN at Closing pursuant to paragraph (ii) shall be included in the calculation of Closing Working Capital for purposes of the calculation of the Final Purchase Price in accordance with Section 2.3 hereof and (y) if the Estimated Closing Statement includes any Estimated Closing Funded Indebtedness, any cash paid by the Sellers to OCEN at Closing pursuant to paragraph (i) shall be included in the calculation of Closing Funded Indebtedness for purposes of the calculation of the Final Purchase Price in accordance with Section 2.3 hereof but excluded from the calculation of Closing Working Capital for purposes of the calculation of the Final Purchase Price in accordance with Section 2.3 hereof.

The Closing Payment shall be paid in cash, by wire transfer of immediately available funds to an account designated by each of the Sellers in writing to Purchasers at least five (5) Business Days prior to the Closing. Exhibit “C” hereto includes a sample of the calculation of the Closing Adjustments pursuant to the terms herein, based on the information contained in the 2021 OCEN Financial Statements. For the avoidance of doubt, the Parties acknowledge and agree that the calculations included on Exhibit “C” are provided solely for sample purposes, and the information contained therein shall not be actually used for the calculation of the Closing Adjustments, which shall be calculated pursuant to the terms herein. The Closing Payment shall be allocated between Sellers as set forth on Exhibit “D”.”

Likewise, the Parties hereby agree to:

(iv)amend Exhibit “C” to the Stock Purchase Agreement which shall be replaced with Annex “E” hereto; and

(v)add Annex “F” hereto to the Stock Purchase Agreement as Schedule 2.2(a).

THIRD. Amendment to Section 2.3. The Parties hereby agree to amend Section 2.3 of the Stock Purchase Agreement, so that all references to “Closing Purchase Price” are deemed to be “Purchase Price”.

FOURTH. Amendments to Section 2.4. The Parties hereby agree to amend Section 2.4 of the Stock Purchase Agreement, by:

(a)Adding paragraph (b)(vi), which shall read as follows:

“(vi)    Originals of the withdrawal letters (escritos de desistimiento), in terms of the forms attached hereto as Exhibit “F” (the “Sellers’ Withdrawal Letters”).”

(b)Amending paragraph (c)(i), which shall read as follows:

“(i)    evidence of payment by wire transfer of immediately available funds of the Closing Payment;”

(c)Adding paragraph (c)(viii), which shall read as follows:

“(viii)    To the extent that Purchasers have initiated any Proceedings, Originals of the withdrawal letters (escritos de desistimiento) (the “Purchasers’ Withdrawal Letters”).”

Likewise, the Parties hereby agree to add Annex “G” hereto to the Stock Purchase Agreement as Exhibit “F”.

FIFTH. Amendment to Section 3.2(g). The Parties hereby agree to amend paragraphs (i) and (ii) of Section 3.2(g) of the Stock Purchase Agreement, which shall read as follows:

“(g)    Financial Statements; Undisclosed Liabilities.

(i)Televisa HoldCo has furnished Primary Purchaser with (i) the audited balance sheet of Televisa HoldCo as of December 31, 2020 and the related audited statements of comprehensive income, changes in equity and cash flows for the fiscal year ended December 31, 2020 (collectively, the “Audited Financial Statements”); and (ii) the interim unaudited balance sheet of Televisa HoldCo as of June 30, 2021 (the “Balance Sheet Date”). The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and subject to normal year-end audit adjustments, have been prepared in accordance with NIIF.

(ii)The Audited Financial Statements fairly present, in all material respects and unless otherwise specified therein, the financial position of Televisa HoldCo as of December 31, 2020 and the related statements of income, changes in equity and cash flows fairly present, in all material respects and unless otherwise specified therein, the results of operations, changes in equity and cash flows of Televisa HoldCo for the fiscal year then ended unless otherwise specified therein. The unaudited balance sheet as of the Balance Sheet Date of Televisa HoldCo fairly presents, in all material respects, the financial position of Televisa HoldCo as of the date thereof.”

SIXTH. Amendment to Article V. The Parties hereby agree to add Section 5.11 to the Stock Purchase Agreement, which shall read as follows:

“Section 5.11. Filing of Withdrawal Letters. Immediately after Closing, on the Closing Date, the Sellers and the Purchasers shall waive, abandon and withdraw from any and all Proceedings, including any injunction or precautionary measures (medida cautelar y/o providencias precautorias) granted in connection with any arbitration and any judicial proceedings, by means of a judicial filing of the Sellers’ Withdrawal Letters and the Purchasers’ Withdrawal Letters, respectively, and to ratify such filings, as promptly as the corresponding courts allow it, before the applicable courts. The Sellers and the Purchasers agree to deliver to each other reasonably satisfactory evidence of such filings on the Closing Date. The above pursuant to articles 2944 and 2945 of Mexico’s Federal Civil Code.

Further, subject to the completion of Closing, the Parties hereby expressly and irrevocably waive and release any other rights or claims they may have in connection with the notice of termination delivered by Purchasers to Televisa on May 25, 2020 in accordance with Sections 7.1 and 10.3 of the Stock Purchase Agreement (the “Notice of Termination”) and agree to refrain from initiating or submitting any additional Proceedings in connection with such Notice of Termination, and expressly and irrevocably waive to any such rights or claims with respect to the matters addressed in the Notice of Termination or with respect to the validity of the Notice of Termination itself.”

SEVENTH. Amendment to Section 6.1. The Parties hereby agree that Section 6.1(c) of the Stock Purchase Agreement is hereby amended so that all references to the Closing Memorandum are deemed to be references to the Coordination Agreement (as amended).

EIGHTH. Amendment to Section 7.1. The Parties hereby agree to amend paragraph (ii)(B) of Section 7.1 of the Stock Purchase Agreement, which shall read as follows:

“(B)    the Closing Date shall not have occurred on or prior to the date that is nine months following the execution of the first Amendment Agreement (the “End Date”); provided, that neither Party may terminate this Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement.”

NINTH. Amendment to Section 9.1. The Parties hereby agree that Section 9.1 of the Stock Purchase Agreement is hereby amended so that (i) all references to 2019 are deemed to be 2021, and (ii) all references to 2020 are deemed references to 2022.

TENTH. Conditions Precedent to the Transaction. The Parties acknowledge that as of this date (i) for purpose of giving effect to this Amendment Agreement, the Stock Purchase Agreement is in full force and effect, and (ii) except for the conditions precedent set forth in this Clause Tenth and Section A of Clause Twelfth hereof, all conditions precedent set forth in the Stock Purchase Agreement have been satisfied or waived as the case may be. Accordingly, the Parties agree that:

(a)The obligations of Purchasers to consummate the transactions contemplated hereby and the Stock Purchase Agreement are subject to the satisfaction or waiver by Primary Purchaser on behalf of Purchasers, on or prior to the Closing Date, of the following conditions precedent (condiciones suspensivas):

(i)all the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Amendment Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of Sellers contained in this Amendment Agreement shall be true and correct in all material respects as of the date of this Amendment Agreement and as of the Closing Date as if made at and as of such time;

(iii) the representations and warranties of Sellers contained in Article III of the Stock Purchase Agreement (except for the representations and warranties contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo)) shall be true and correct as of the date of the Stock Purchase Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (disregarding for these purposes any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge);

(iv) the representations and warranties of Sellers contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo) of the Stock Purchase Agreement shall be true and correct as of the date of the Stock Purchase Agreement and as of the Closing Date as if made at and as of such time; and

(v) all Related Party Transactions entered into by Televisa HoldCo, if any, must have been fully terminated, which termination shall include a full release for Televisa HoldCo in connection with those Related Party Transactions.

(b)The obligations of Sellers to consummate the transactions contemplated hereby and the Stock Purchase Agreement are subject to the satisfaction or waiver by Primary Seller on behalf of Sellers, on or prior to the Closing Date, of the following conditions precedent (condiciones suspensivas):

(i)all the agreements and covenants of Purchasers and the Joint Obligor to be performed prior to the Closing pursuant to this Amendment Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of Purchasers contained in this Amendment Agreement shall be true and correct in all material respects as of the date of this Amendment Agreement and as of the Closing Date as if made at and as of such time; and

(iii) the representations and warranties of Purchasers and the Joint Obligor contained in Article IV of the Stock Purchase Agreement shall be true and correct in all material respects as of the date of the Stock Purchase Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).

(c)The obligations of the Parties to consummate the transactions contemplated hereby and the Stock Purchase Agreement are subject to the satisfaction or waiver in writing by the Primary Parties (with respect to Televisa, on behalf of the Minority Shareholder, and with respect to Primary Purchaser, on behalf of Minority Purchaser), at or before the Closing Date, of each of the following conditions precedent (condiciones suspensivas):

(i)no Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and by the Stock Purchase Agreement; and

(ii)all of the conditions precedent required for the closing of the CIE SPA shall have been satisfied or waived by the Person entitled to make such waiver, enabling for the simultaneous execution of the CIE SPA and the Stock Purchase Agreement and the transaction contemplated under the CIE SPA shall have simultaneously closed with the transaction contemplated hereby and under the Stock Purchase Agreement.

ELEVENTH. Ordinary Course of Business; Material Adverse Effect. The Purchasers hereby consent to any actions carried out by Televisa HoldCo taken with respect to the Target Companies or the Business in response to the COVID-19 pandemic and/or its impact on the Target Companies and/or the Business, and the Parties hereby acknowledge and agree that any change, effect, event, occurrence, state of facts or development arising out of, or resulting from, the impacts of the COVID-19 pandemic or any Pandemic Measures on the Target Companies and/or the Business shall be disregarded for purposes of establishing whether or not a “Material Adverse Effect” has occurred under the Stock Purchase Agreement. The Parties further acknowledge that any action by the Target Companies that is reasonably required in response to the COVID-19 pandemic (and any additional waves or permutations thereof) or any Pandemic Measures taken as of the date hereof by the Target Companies shall not be deemed a breach of Section 5.3 or any other provision of the Stock Purchase Agreement.

Furthermore, the Purchasers acknowledge that prior to the Closing Date, the Sellers and CIE will make, pro rata, in accordance with their respective percentage interests, one or more loans to OCEN or any of its subsidiaries, that will constitute Funded Indebtedness under the Stock Purchase Agreement. Such Funded Indebtedness will be either capitalized by the Sellers and CIE, pro rata, in accordance with their respective percentage interests, immediately prior to Closing, or paid by OCEN or its subsidiaries, immediately prior to Closing with funds contributed by the Sellers and CIE to the Target Company and to OCEN and its subsidiaries, pro rata, in accordance with their respective percentage interests. The Purchasers acknowledge that such loans, capital contributions and/or capitalizations are hereby consented by the Purchasers for purposes of the Stock Purchase Agreement.

TWELFTH. Conditions to this Amendment Agreement.

A.Condition Precedent (Condición Suspensiva).

(a)The Parties agree that the effectiveness of Clauses First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh of this Amendment Agreement and the amendments to the Stock Purchase Agreement thereof, are subject to the satisfaction of the condition precedent (condición suspensiva), consisting on the following items being met on or before the date that is nine months following the execution of this Amendment Agreement:

(i)    The Antitrust Approvals (as defined below) having been obtained; and

(ii)    The Sellers’ Withdrawal Letters and the Purchasers’ Withdrawal Letters shall have been duly executed and ready to be delivered and filed on Closing.

(b)If the conditions precedent described in paragraph (a) above are not satisfied on or before the date that is nine months following the execution of this Amendment Agreement, then Clauses First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh of this Amendment Agreement shall not become effective.

B.Condition Subsequent (Condición Resolutoria).

(a)The Parties agree that Clauses First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh of this Amendment Agreement and the amendments to the Stock Purchase Agreement thereof, are further subject to a condition subsequent (condición resolutoria) consisting of the Closing not taking place for whatever reason, within 10 (ten) Business Days following the date on which the condition precedent (condición suspensiva) described in described in Section (A)(a) above is satisfied.

(b)If the condition subsequent described in paragraph (a) above occurs, then Clauses First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh of this Amendment Agreement and any and all amendments to the Stock Purchase Agreement hereof shall automatically cease to exist, returning all matters to the state they were in prior to the execution of this Amendment Agreement, as if it was never executed.

THIRTEENTH. Proceedings.

The Parties further agree that if the condition precedent described in Section (A)(a) of Clause Twelfth above is not satisfied on or before the date that is nine months following the execution of this Amendment Agreement, or if the condition subsequent described in Section (B)(a) of Clause Twelfth above is met:

(i)This Amendment Agreement shall not be used or submitted in any way as evidence in the Proceedings, or in any arbitration and any judicial proceedings;

(ii)Any and all rights, claims and defenses pending in the Proceedings shall remain valid and in effect, and that nothing contained in this Amendment Agreement, including but, not limited to that stated in items (i) and (ii) of the first paragraph of Clause Tenth, or that was disclosed between the Parties during the negotiations of this Amendment Agreement, nor anything related to this Amendment Agreement or the negotiations thereof, can or will be used by any of the Parties in the Proceedings as an admission of liability by any of the Parties; and

(iii)As a consequence of items (i) and (ii) of this paragraph (b), neither of the Parties will be required to seek judicial or arbitral declaration of breach or termination of this Amendment Agreement to be able to file, pursue, continue or otherwise activate or reactivate the Proceedings or to file pursue, continue or otherwise activate or reactivate any claims and defenses thereunder or file or pursue any new claims in connection therewith. Accordingly, each of the Parties hereby expressly and irrevocably waives any rights of defense arguing litispendence (litispendencia) or any other type of procedural connection related to any other purported procedural requirements as a defense against any of the other Parties’ rights to pursue, continue or otherwise activate or reactivate the Proceedings.

Furthermore, the Parties agree, from the date on which the condition precedent described in Section (A)(a) above is satisfied and until the condition subsequent described in Section (B)(a) above occurs, to refrain from making any promotion or filing with respect to the Proceedings.

FOURTEENTH. Antitrust Filings.

(a)Each Party shall use its best reasonable efforts to: (i) as promptly as practicable following the date hereof (but in no event later than 10 (ten) Business Days following the date hereof), take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with the Stock Purchase Agreement and the transactions contemplated hereby (the “Antitrust Filings”); (ii) obtain the required consents and unconditional clearance from COFECE and, to the extent applicable, any other authorities, as promptly as practicable, and in any event prior to the End Date; (iii) comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from COFECE; and (iv) as promptly as practicable, take all actions necessary to file or cause to be filed before the IFETEL the filings and/or notices required of it or any of its Affiliates under applicable Law.

(b)Each Party shall use its best reasonable efforts to (i) consult and cooperate with each other and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws; (ii) promptly notify the other Party of any material written communication made to or received by it from COFECE or IFETEL and, to the extent applicable, any other authorities, regarding any of the transactions contemplated hereby and, subject to applicable Law permit the other Party to review in advance any proposed written communication to COFECE or IFETEL and, to the extent applicable, any other authorities, and incorporate the other Party’s comments; and (iii) consult with the other Party in advance of any material meeting or teleconference with any Governmental Entity and, to the extent not prohibited by the Governmental Entity, give the other Party the opportunity to attend and participate in such meetings or teleconferences.

(c)The Purchaser and/or its counsel shall lead the Parties’ efforts in obtaining the approval from COFECE, being responsible for (i) leading any interaction with COFECE (in the understanding that all Parties and/or their counsels will be invited to any meeting with COFECE), and (ii) submitting any and all documents and/or information to COFECE.

(d)Primary Purchaser shall be responsible for the payment of all filing fees (except for fees of the Sellers’ legal counsel) in connection with the Antitrust Filings under the Antitrust Laws.

(e)Notwithstanding anything to the contrary in this Amendment Agreement, the Parties acknowledge that (i) the Parties and/or their Affiliates shall not be required to accept any conditions imposed on them by COFECE or any other authority, and (ii) the Parties and/or their Affiliates’ obligations hereunder shall be limited to best reasonable efforts and in no event will any of the Parties and/or their Affiliates have any liability to the other Parties and/or their Affiliates with respect to the outcome of the Antitrust Filings.

FOURTEENTH. Notices. The Parties agree that all notices, requests, claims, demands, waivers and other communications hereunder shall be made pursuant to Clause 10.3 of the Stock Purchase Agreement.

FIFTEENTH. Survival of Other Terms in the Stock Purchase Agreement. Except as otherwise expressly provided herein and subject to the conditions precedent and subsequent set forth in Clause Twelfth of this Amendment Agreement, the Stock Purchase Agreement shall not be deemed to have been amended, modified or supplemented in any other manner and none of the rights and powers of any of the Parties shall be deemed waived, and the references to the Stock Purchase Agreement shall be deemed to be to the Stock Purchase Agreement as amended hereby.

SIXTEENTH. Applicable Law. THIS AMENDMENT AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED MEXICAN STATES, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

SEVENTEENTH. Jurisdiction. For the resolution of any conflicts arising from this Amendment Agreement the Parties unconditionally and irrevocably submit to the jurisdiction of the federal courts of Mexico City, expressly waiving any jurisdiction that may correspond to them for the location of their present or future domiciles or for any other cause or reason.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

GRUPO TELEVISA, S.A.B

By:	/s/ José Antonio Lara del Olmo
Name: José Antonio Lara del Olmo
Title: Attorney-in-Fact

By:	/s/ Jorge Agustín Lutteroth Echegoyen
Name: Jorge Agustín Lutteroth Echegoyen
Title: Attorney-in-Fact

PROMO-INDUSTRIAS
METROPOLITANAS, S.A. DE C.V.

By:	/s/ José Antonio Lara del Olmo
Name: José Antonio Lara del Olmo
Title: Attorney-in-Fact

By:	/s/ Jorge Agustín Lutteroth Echegoyen
Name: Jorge Agustín Lutteroth Echegoyen
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V., TICKETMASTER NEW VENTURES HOLDINGS, INC., GROUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION ENTERTAINMENT, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

TICKETMASTER NEW VENTURES,
S. DE R.L. DE C.V.

By:	/s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Attorney-in-Fact

TICKETMASTER NEW VENTURES
HOLDINGS, INC.

By:	/s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Legal representative

LIVE NATION ENTERTAINMENT,
INC.

By:	/s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Legal representative

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE R.L DE C.V., TICKETMASTER NEW VENTURES HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION ENTERTAINMENT, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

OCESA ENTRETENIMIENTO,
S.A. DE C.V.

By:	/s/ Jorge Lopez de Cardenas Ramírez
Name: Jorge Lopez de Cardenas Ramírez
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V., TICKETMASTER NEW VENTURES HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION ENTERTAINMENT, INC. AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]